Exhibit 10.16

PROMISSORY NOTE

Amount: $200,000.00

FOR VALUE RECEIVED, the undersigned GARESTE LTDA., promises to pay Pacific Copper Corp. or to its order, the principal sum of Two Hundred Thousand US Dollars ($200,000.00) which is non-interest bearing.

The undersigned promises to pay the outstanding principal on demand.

All or part of the principal sum due hereunder may be prepaid from time to time without notice, bonus or penalty by presentation of invoices for work completed on behalf of Pacific Copper Corp.

The undersigned waives presentment for payment, demand, notice of non-payment, notice of dishonor, protest and notice of protest of this promissory note and diligence in collection or bringing suit, and consents to all extensions of time, renewals, waivers or modifications that may be granted by the holder with respect to the payment or any other provision of this promissory note.

DATED this 1st day of May, 2007.

GARESTA LTDA.

By:	/s/ Harold Gardner
Harold Gardner